As filed with the U.S. Securities and Exchange Commission on December 17, 2021

Registration Statement No. ____

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

FREYR Battery
(Exact name of Registrant as specified in its charter)

Grand Duchy of Luxembourg	Not Applicable
(State of incorporation)	(I.R.S. Employer Identification No.)
412F, route d’Esch, L-2086 Luxembourg Grand Duchy of Luxembourg +352 46 61 11 3721
(Address of Principal Executive Offices)

2019 Incentive Stock Option Plan 2021 Equity Incentive Plan Jensen Employment Agreement
(Full Title of Plan)

Tom Einar Jensen FREYR Battery
412F, route d’Esch, L-2086 Luxembourg Grand Duchy of Luxembourg +352 46 61 11 3721
(Name, address and telephone number, including area code, of agent for service)

With copies to:

Denis Klimentchenko, Esq.

Skadden, Arps, Slate, Meagher & Flom (UK) LLP

40 Bank Street, Canary Wharf

London E14 5DS

United Kingdom

+44 (20) 7519 7000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered(1)		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(2)
Ordinary Shares, no par value (the “Ordinary Shares”), which consist of Ordinary Shares outstanding and/or reserved for future issuance pursuant to the following plans:

2019 Incentive Stock Option Plan	850,368	(3)	$0.51	(2)(7)	$433,687.68	$40.20	(9)
Jensen Employment Agreement	850,000	(4)	$10.00	(2)(7)	$8,500,000.00	$787.95	(9)
2021 Equity Incentive Plan	1,921,950	(5)	$10.08	(2)(7)	$19,374,836.94	$1,796.05	(9)
2021 Equity Incentive Plan	9,678,050	(6)	$11.34	(2)(8)	$109,700,696.75	$10,169.25	(9)

Total:	13,300,368				$138,009,221.37	$12,793.45

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover an indeterminate number of additional shares of Ordinary Shares of FREYR Battery (the “Registrant”) that may, with respect to the Ordinary Shares registered hereunder, become issuable under the Registrant’s 2019 Plan, the 2021 Equity Incentive Plan and the Jensen Employment Agreement (all as defined below) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration, which results in an increase in the number of the Registrant’s outstanding shares of Ordinary Shares.

(2)	Estimated to the nearest penny.

(3)	Represents Ordinary Shares issuable upon the exercise of stock options issued pursuant to the 2019 Incentive Stock Plan.

(4)	Represents Ordinary Shares issuable upon the exercise of stock options issued pursuant to the Jensen Employment Agreement.

(5)	Represents Ordinary Shares issuable upon the exercise of stock options issued pursuant to the 2021 Equity Incentive Plan.

(6)	Represents Ordinary Shares reserved for future issuance under the 2021 Equity Incentive Plan.

(7)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act on the basis of the weighted average exercise price of outstanding stock options.

(8)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) under the Securities Act, on the basis of the average of the high and low prices per share of the Ordinary Shares as reported on the New York Stock Exchange on December 10, 2021.

(9)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act. Calculated in accordance with Section 6 of the Securities Act and Rule 457 under the Securities Act by multiplying 0.0000927 and the proposed maximum aggregate offering price.

EXPLANATORY NOTE

FREYR Battery (the “Company” or “Registrant”) is filing this registration statement on Form S-8 (“Registration Statement”) to register 13,300,368 Ordinary Shares, without nominal value, issuable pursuant to (i) the 2019 Incentive Stock Option Plan of FREYR AS (the “2019 Plan”), (ii) the 2021 Equity Incentive Plan (the “Incentive Plan” or the “2021 Equity Incentive Plan”) and (iii) the employment agreement entered into on June 16, 2021 between FREYR AS and Tom Einar Jensen (the “Jensen Employment Agreement”).

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PART I.

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of the instructions to the Registration Statement will be sent or given to participants in the Incentive Plan as required by Rule 428(b)(1) of the rules promulgated under the Securities Act of 1933, as amended (the “Securities Act”). These documents are not being filed with the Securities and Exchange Commission (the “SEC”) as a part of this Registration Statement in accordance with Rule 428(b) and the Note to Part I of Form S-8.

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PART II.

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

We are incorporating by reference certain information that we, or our predecessor Alussa Energy Acquisition Corp. (“Alussa”), have filed with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The information contained in the documents that we are incorporating by reference is considered to be part of this Registration Statement, and the information that we later file with the SEC will automatically update and supersede the information contained or incorporated by reference into this Registration Statement. Except with respect to (i) the financial statements of Alussa as of December 31, 2020 and 2019, for the year ended December 31, 2020 and for the period from June 13, 2019 (inception) through December 31, 2019 and (ii) the report of Marcum LLP thereon dated March 1, 2021, except for effects of the restatement discussed in Note 1A, as to which the date is May 5, 2021, we are incorporating by reference:

a.	Alussa’s Annual Report on Form 10-K for the year ended December 31, 2020 filed with the SEC on March 1, 2021, as amended by Amendment No. 1 on Form 10-K/A filed with the SEC on May 6, 2021.

b.	Alussa’s Quarterly Reports on Form 10-Q for the quarter ended March 31, 2021, filed with the SEC on May 20, 2021. The Company’s Quarterly Reports on Form 10-Q for the quarters ended June 30, 2021, filed with the SEC on August 12, 2021 and September 30, 2021, filed with the SEC on November 15, 2021.

c.	Alussa’s Current Reports on Form 8-K and Form 8-K/A, as applicable, filed with the SEC on January 29, 2021, January 29, 2021, February 1, 2021, February 9, 2021, February 12, 2021, February 17, 2021, March 3, 2021, March 9, 2021, March 18, 2021, March 26, 2021, April 8, 2021, April 21, 2021, May 6, 2021, May 27, 2021, June 9, 2021, June 9, 2021, June 11, 2021, June 14, 2021, June 17, 2021, June 21, 2021, June 22, 2021, June 23, 2021, June 25, 2021, June 29, 2021, June 30, 2021 and July 12, 2021 (excluding “furnished” and not “filed” information). The Company’s Current Reports on Form 8-K and Form 8-K/A, as applicable, filed with the SEC on July 9, 2021, July 12, 2021, July 13, 2021, July 19, 2021, July 19, 2021, July 21, 2021, July 26, 2021, August 12, 2021, August 12, 2021, August 13, 2021, October 12, 2021 and November 15, 2021 (excluding “furnished” and not “filed” information).

d.	The description of the Company’s Ordinary Shares, without nominal value, contained in the registration statement on Form S-1 filed with the SEC on August 9, 2021 and the post-effective amendments thereof on August 9, 2021 and August 27, 2021, including any amendments or reports filed for the purpose of updating such description.

All reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Unless expressly incorporated into this Registration Statement, a report furnished but not filed on Form 8-K under the Exchange Act shall not be incorporated by reference into this Registration Statement. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

Pursuant to Luxembourg law on agency, agents are generally entitled to be reimbursed any advances or expenses made or incurred in the course of their duties, except in cases of fault or negligence on their part. Luxembourg law provisions on agency are generally applicable to the mandate of directors and officers of the Company.

The Company’s Consolidated Articles of Association provide that directors and officers, past and present, will be entitled to indemnification from the Company to the fullest extent permitted by Luxembourg law against liability and all expenses reasonably incurred or paid by him or her in connection with any claim, action, suit, or proceeding in which he or she would be involved by virtue of his or her being or having been a director or officer and against amounts paid or incurred by him or her in the settlement thereof. However, no indemnification will be provided against any liability to the Company’s directors or officers (i) by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties of a director or officer, (ii) with respect to any matter as to which any director or officer shall have been finally adjudicated to have acted in bad faith and not in the Company’s interest, or (iii) in the event of a settlement, unless approved by a court of competent jurisdiction or the board of directors.

Pursuant to Luxembourg law, a company is generally liable for any violations committed by its employees in the performance of their functions except where such violations are not in any way linked to the duties of the employee.

Item 7. Exemption from registration claimed

Not applicable.

Item 8. Exhibits

Exhibit Numbers	Description
4.1	Consolidated Articles of Association of FREYR Battery as of November 26, 2021 (filed as Exhibit 3.1 to our Current Report on Form 8-K filed with the SEC on December 16, 2021, and incorporated herein by reference)
5.1	Opinion of Arendt & Medernach SA, Luxembourg counsel of FREYR Battery*
23.1	Consent of PricewaterhouseCoopers AS, independent registered accounting firm for FREYR Battery (with respect to FREYR Battery)*
23.2	Consent of PricewaterhouseCoopers AS, independent registered accounting firm for FREYR Battery (with respect to FREYR AS)*
23.3	Consent of Arendt & Medernach SA, Luxembourg counsel of FREYR Battery (included in Exhibit 5.1)*
24.1	Powers of Attorney (included on the signature page hereto)*
99.1	2019 Incentive Stock Option Plan*
99.2	2021 Equity Incentive Plan*
99.3	Employment Agreement entered into on June 16, 2021 between FREYR AS and Tom Einar Jensen (filed as Exhibit 10.25 to our Current Report on Form 8-K filed with the SEC on July 13, 2021, and incorporated herein by reference)

*	Filed herewith

Item 9. Undertakings.

(a) The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oslo, Norway, on the 17th day of December, 2021.

FREYR Battery

By:	/s/ Tom Einar Jensen
Name:	Tom Einar Jensen
Title:	Chief Executive Officer

KNOWN TO ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Tom Einar Jensen and Steffen Føreid, and each of them his true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) and supplements to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, and hereby grants to such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Tom Einar Jensen	Chief Executive Officer	December 17, 2021
Tom Einar Jensen	(Principal Executive Officer)

/s/ Steffen Føreid	Chief Financial Officer	December 17, 2021
Steffen Føreid	(Principal Financial and Accounting Officer)

/s/ Torstein Dale Sjøtveit	Executive Chairman	December 17, 2021
Torstein Dale Sjøtveit

/s/ Peter Matrai	Director	December 17, 2021
Peter Matrai

/s/ Olaug Svarva	Director	December 17, 2021
Olaug Svarva

/s/ Daniel Barcelo	Director	December 17, 2021
Daniel Barcelo

/s/ German Curá	Director	December 17, 2021
German Curá

/s/ Monica Tiúba	Director	December 17, 2021
Monica Tiúba

/s/ Jeremy Bezdek	Director	December 17, 2021
Jeremy Bezdek

/s/ Mimi Berdal	Director	December 17, 2021
Mimi Berdal

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed this registration statement, solely in its capacity as the duly authorized representative of FREYR Battery in the City of Newark, Delaware, on the 17th day of December, 2021.

By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Authorized Representative